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                                                                     EXHIBIT 4.2

OPTION NO.:

OPTIONEE:

DATE OF GRANT:             October 26, 1999

OPTION PRICE:              $8.00

COVERED SHARES:

                           MAXIM PHARMACEUTICALS, INC.

                                      * * *

                       NONSTATUTORY STOCK OPTION AGREEMENT

         1. DEFINITIONS. In this Agreement, except where the context otherwise indicates, the following definitions apply:

                  (a) "Affiliate" means any parent corporation or subsidiary corporation, whether now or hereafter existing, as those terms are defined in Sections 424(e) and (f) respectively, of the Code.

                  (b) "Agreement" means this Nonstatutory Stock Option
Agreement.

                  (c) "Board" means the Board of Directors of the Company.

                  (d) "Code" means the Internal Revenue Code of 1986, as amended.

                  (e) "Committee" means the committee charged with the administration of the stock option grants. Unless otherwise determined by the Board, the Compensation Committee of the Board shall be the Committee.

                  (f) "Common Stock" means the common stock, par value $.001 per share, of the Company.

                  (g) "Company" means Maxim Pharmaceuticals, Inc.

                  (h) "Consultant" means any person, including an advisor, engaged by the Company or an Affiliate to render consulting services and who is compensated for such services, provided that the term "Consultant" shall not include Directors who are paid only a director's fee by the Company or who are not compensated by the Company for their services as Directors.


                                       1.

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                  (i) "Covered Shares" means the Shares subject to the Option set forth as the "Covered Shares" on page 1 of this Agreement.

                  (j) "Date of Exercise" means the date on which the Company receives notice pursuant to Paragraph 5(a) of the exercise, in whole or in part, of the Option.

                  (k) "Date of Expiration" means the date on which the Option shall expire, which shall be seven years after the Date of Grant.

                  (l) "Date of Grant" means the date set forth as the "Date of Grant" on page 1 of this Agreement.

                  (m) "Employee" means any person, including Officers and Directors, employed by the Company or any Affiliate of the Company. Neither service as a Director nor payment of a director's fee by the Company shall be sufficient to constitute "employment" by the Company.

                  (n) "Fair Market Value" of a Share means the amount equal to the closing sales price for a Share in the principal trading market for the Shares as reported by such source as the Committee may select, or, if such price quotations are not then reported, then the fair market value of a Share as determined by the Committee pursuant to a reasonable method adopted in good faith for such purpose.

                  (o) "Option" means the nonstatutory stock option granted to the Optionee in Paragraph 2 of this Agreement.

                  (p) "Option Price" means the dollar amount per Share set forth as the "Option Price" on page 1 of this Agreement.

                  (q) "Optionee" means the person identified as the "Optionee" on page 1 of this Agreement.

                  (r) "Share" means a share of Common Stock.

         2. GRANT OF OPTION. Subject to the terms of this Agreement, the Company hereby grants to the Optionee or his successors the Option to purchase from the Company that number of shares of Common Stock equal to the Covered Shares, exercisable at the Option Price

         3. TERMS OF THE OPTION.

                  (a) TYPE OF OPTION. The Option is intended to be a nonstatutory stock option, and is not an incentive stock option within the meaning of Section 422 of the Code.


                                       2.

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                  (b) OPTION PERIOD. During the period commencing on the Date of the Grant and terminating on the Date of Expiration, the Option may be exercised with respect to all or a portion of the Covered Shares (in full shares) to the extent that the Option has not been previously exercised with respect to such Covered Shares.

                  (c) NONTRANSFERABILITY. The Option is not transferable by the Optionee other than by will or the laws of descent and distribution and is exercisable during the Optionee's lifetime only by the Optionee or, in the event of the Optionee's Disability or death, by the Optionee's legal representative.

                  (d) PAYMENT OF OPTION PRICE. Payment of the Option Price is due in full upon exercise, in whole or in part, of the Option. The Optionee may elect, to the extent permitted by applicable statutes and regulations, to make payment of the Option Price under one of the following alternatives:

                           (i) Payment of the Option Price in cash (including
check) at the time of exercise;

                           (ii) Payment pursuant to a program developed under
Regulation T as promulgated by the Federal Reserve Board which, prior to the issuance of Common Stock, results in either the receipt of cash (or check) by the Company or the receipt of irrevocable instructions to pay the aggregate Option Price to the Company from the sales proceeds;

                           (iii) Provided that at the time of exercise the
Company's Common Stock is publicly traded and quoted regularly in THE WALL STREET JOURNAL, payment by delivery of already-owned shares of Common Stock, held for the period required to avoid a charge to the Company's reported earnings, and owned free and clear of any liens, claims, encumbrances or security interests, which Common Stock shall be valued at its fair market value on the date of exercise;

                           (iv) Provided that at the time of exercise the
Committee has granted its prior approval, payment by delivery of cash equal to the par value of the Shares to be acquired on exercise together with a promissory note (1) evidencing the Optionee's obligation to make future cash payment(s) of principal in an amount equal to the difference between the aggregate Option Price and the par value of the Shares to be acquired on exercise, (2) secured by a pledge of such Shares and (3) bearing interest at a rate fixed by the Committee; or

                           (v) Payment by a combination of the methods of
payment permitted by subparagraph 3(d)(i) through 3(d)(iv) above.


                                       3.

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         4. CAPITAL ADJUSTMENTS. The number of Covered Shares and the Option
Price automatically shall be adjusted proportionately in the event of a stock split or stock dividend of or with respect to the Common Stock, and the number and class of Covered Shares and the Option Price shall be subject to such adjustment, if any, as the Committee in its sole discretion deems appropriate to reflect such events as adoption of stock rights plans, recapitalizations, mergers, consolidations or reorganizations of or by the Company.

         5. EXERCISE.

                  (a) NOTICE. The Option shall be exercised, in whole or in part, by the delivery to the Company of written notice of such exercise, in such form as the Committee may from time to time prescribe, accompanied by (i) full payment of the Option Price with respect to that portion of the Option being exercised as provided in Paragraph 3(d) of this Agreement and, if required under applicable income tax laws, (ii) any amounts required to be withheld pursuant to applicable income tax laws in connection with such exercise. Until the Committee notifies the Optionee to the contrary, the form attached to this Agreement as Exhibit A shall be used to exercise the Option.

                  (b) EFFECT. The exercise, in whole or in part, of the Option shall cause a reduction in the number of Covered Shares equal to the number of Shares of Common Stock with respect to which the Option is exercised.

                  (c) REPRESENTATIONS AND WARRANTIES. Upon exercise of the Option in whole or in part, the Optionee, if required by the Company, shall represent, warrant and acknowledge the following:

                           (i) The Optionee has made such investigations as the
Optionee deems necessary and appropriate of the business and/or financial prospects of the Company.

                           (ii) The Optionee acknowledges that the Company has
made available to the Optionee the opportunity to obtain information to evaluate the merits and risks associated with this Agreement and the transactions contemplated thereby. The Optionee acknowledges that the investment contemplated by the Option involves a high degree of risk, including risks associated with the Company's business operations and prospects including competition and the dependence on the Company's technology and events beyond the Company's control, the limits on transferability of the Option and Covered Shares, and the absence of a public market for the Covered Shares.


                                       4.

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         6. RIGHTS AS STOCKHOLDER. The Optionee shall have no rights as a stockholder with respect to any Shares subject to the Option until and unless a certificate or certificates representing such Shares are issued to the Optionee pursuant to this Agreement. Except as provided in Paragraph 4, no adjustment shall be made for dividends or other rights for which the record date is prior to the issuance of such certificate or certificates.

         7. SERVICE AS CONSULTANT. Neither the granting of the Option evidenced by this Agreement nor any term or provision of this Agreement shall constitute or be evidence of any understanding, express or implied, on the part of the Company or any of its Affiliates to engage the services of the Optionee for any period.

         8. RESTRICTION UPON SHARES OF COMMON STOCK ISSUED UPON EXERCISE. Notwithstanding any other provision of this Agreement, the Optionee agrees, for himself and his successors, that, if required under applicable federal or state securities laws, upon the issuance of any Shares upon the exercise of the option, he will, upon the request of the Company, agree in writing that he is acquiring such Shares for investment only and not with a view to resale, and that he will not sell, pledge or otherwise dispose of such Shares so issued unless and until (a) the Company is furnished with an opinion of counsel to the effect that registration of such Shares pursuant to the Securities Act of 1933, as amended, is not required by that Act and the rules and regulations thereunder; (b) the staff of the Securities and Exchange Commission has issued a "no-action" letter with respect to such disposition; or (c) such registration or notification as is, in the opinion of counsel for the Company, required for the lawful disposition of such Shares has been filed by the Company and has become effective; provided, however, that the Company is not obligated hereby to file any such registration or notification. The Optionee further agrees that the Company may place a legend embodying such restriction on the certificates evidencing such Shares.

         9. General Provisions.

                  (a) This Agreement shall not confer upon any Director, Employee, or Consultant any legal or equitable right against the Company, any Subsidiary, the Committee, except as expressly provided in this option grant.

                  (b) This Agreement does not constitute inducement or consideration for the employment of any Employee or the service of any Director or Consultant. This Agreement shall not give a Director, Employee or Consultant any right to be retained in the service of the Company or a Subsidiary.


                                       5.

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                  (c) The interest of any Director, Employee or Consultant under this Agreement is not subject to the claims of creditors and may not, in any way, be assigned, alienated or encumbered except as provided in Item 3(c).

                  (d) This Agreement shall be governed, construed and administered in accordance with the laws of Delaware.



         IN WITNESS WHEREOF, the Company has caused this Agreement to be signed on its behalf effective as of the Date of Grant.


ATTEST:                                   MAXIM PHARMACEUTICALS, INC.



                                          By:
----------------------------------            ----------------------------------
                                              Larry G. Stambaugh
                                              President and Chief Executive
                                              Officer




Accepted and agreed to as of the Date of Grant.


                                          -------------------------------------
                                          Optionee


                                       6.

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                                    EXHIBIT A

                               EXERCISE OF OPTION

Board of Directors
Maxim Pharmaceuticals, Inc.
8899 University Center Lane, Suite 400
San Diego, California 92122

Gentlemen:

The undersigned, the Optionee under the Nonstatutory Stock Option Agreement identified as Option No. ___ - ___, granted by Maxim Pharmaceuticals, Inc. hereby irrevocably elects to exercise the Option granted in the Agreement to purchase _____ shares of Common Stock of Maxim Pharmaceuticals, Inc., par value $.001 per share, and herewith makes payment of $_______________ the form of _______________ [cash, Common Stock, cash plus Common Stock.] (Please complete.)


Dated:
      ------------------------            ----------------------------------
                                          (Signature of Optionee)



Date Received by Maxim Pharmaceuticals, Inc.:
                                             --------------------------

         Received by:
                     ------------------------






[Note: Shares of Common Stock being delivered in payment of all or any part of the exercise price must be represented by certificates registered in the name of the Optionee and duly endorsed by the Optionee and by each and every other co-owner in whose name the shares may also be registered. If the Committee has agreed to permit the exercise of this option pursuant to a promissory note and pledge of shares, the original executed note and pledge agreement must accompany this notice of exercise.]


                                       1.